Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ACRESSO SOFTWARE INC.,

INDIANS MERGER CORP.

AND

INTRAWARE, INC.

DATED AS OF OCTOBER 20, 2008

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Section 8.10	Consent to Jurisdiction; Venue	52

Section 8.11	Waiver of Trial by Jury	52

ARTICLE IX CERTAIN DEFINITIONS		52

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EXHIBITS

A.	Form of Voting Agreement

The Registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule.

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, the Company Disclosure Letter, schedules and exhibits hereto, this “Agreement”), dated as of October 20, 2008, is by and among Acresso Software Inc., a Delaware corporation (“Parent”), Indians Merger Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and Intraware, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Company and Merger Sub each have determined that it is advisable, fair to and in the best interests of its stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of (i) common stock, par value $0.0001 per share, of the Company (together with each associated preferred share purchase right (each, a “Right”) under the Company’s Second Amended and Restated Preferred Stock Rights Agreement, dated as of January 22, 2007, between the Company and Computershare Investor Services, LLC, as rights agent (the “Rights Plan”)) (the “Common Stock”), (ii) Series A Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred”) and (iii) Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred,” and together with the Common Stock and the Series A Preferred, the “Company Stock”), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.

B. The Board of Directors of the Company (the “Company Board of Directors”) has (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (iii) approved this Agreement and recommended the adoption of this Agreement by the Company Stockholders.

C. The Board of Directors of Parent and Merger Sub have (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (iii) approved this Agreement and recommended the adoption of this Agreement by Merger Sub’s sole stockholder.

D. Simultaneously with the execution and delivery of this Agreement, certain Company Stockholders have entered into voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company Stockholders have agreed to vote their shares in favor of the adoption of this Agreement and against any competing proposals.

E. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Parent shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, unless another time, date or place is agreed to in writing by the parties.

Section 1.3 Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be delivered for filing with the Delaware Secretary. The Merger shall become effective at the Effective Time. If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub and the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

Section 1.4 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Upon the terms and subject to the conditions set forth in this Agreement and except as provided in Section 1.4(d), each share of Series A Preferred issued and outstanding immediately prior to the Effective Time (excluding Dissenter Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $4.00 in cash, without interest (the “Merger Consideration”), upon surrender of the certificate representing such share of Series A Preferred or, in the case of lost, stolen or destroyed certificates, upon delivery of an affidavit of loss (and, if required, the posting of a bond or delivery of an indemnity agreement), in each case as provided in Article II. All such shares of Series A

Preferred, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate theretofore representing such shares of Series A Preferred shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such shares of Series A Preferred have been converted, as provided herein.

(b) Upon the terms and subject to the conditions set forth in this Agreement and except as provided in Section 1.4(d), each share of Series B Preferred issued and outstanding immediately prior to the Effective Time (excluding Dissenter Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive the Liquidation Preference (as such term is defined in the Company’s certificate of designations, preferences and rights of Series B Preferred as in effect on the date of this Agreement) of such share of Series B Preferred, upon surrender of the certificate representing such share of Series B Preferred or, in the case of lost, stolen or destroyed certificates, upon delivery of an affidavit of loss (and, if required, the posting of a bond or delivery of an indemnity agreement), in each case as provided in Article II. All such shares of Series B Preferred, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate theretofore representing such shares of Series B Preferred shall cease to have any rights with respect thereto, except the right to receive the Liquidation Preference into which such shares of Series B Preferred have been converted, as provided herein.

(c) Upon the terms and subject to the conditions set forth in this Agreement and except as provided in Section 1.4(d), each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenter Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive the Merger Consideration, upon surrender of the certificate representing such share of Common Stock or, in the case of lost, stolen or destroyed certificates, upon delivery of an affidavit of loss (and, if required, the posting of a bond or delivery of an indemnity agreement), in each case as provided in Article II. All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate theretofore representing such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such shares of Common Stock have been converted, as provided herein.

(d) Upon the terms and subject to the conditions set forth in this Agreement, each share of Company Stock that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each share of Company Stock owned by Parent or Merger Sub, in each case immediately prior to the Effective Time, shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(e) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5 Organizational Documents.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that such Certificate of Incorporation shall be amended to change the name of the Surviving Corporation to “Intraware, Inc.” and as may be required to comply with Section 5.10. Thereafter, as so amended, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms, the terms of this Agreement and as provided by Law.

(b) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be amended to refer to “Intraware, Inc.” and the Bylaws of the Surviving Corporation shall be amended as may be required to comply with Section 5.10). Thereafter, as so amended, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms, the terms of this Agreement and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.

Section 1.6 Directors of the Surviving Corporation. The Company shall cause to be delivered to Parent, at or prior to Closing, resignations of all the directors of the Company to be effective at the Effective Time. At the Effective Time, the directors and officers of Merger Sub shall continue in office as the directors and officers of the Surviving Corporation, as the case may be, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.7 Company Stock Options and Warrants.

(a) At the Effective Time, each then-outstanding Company Warrant shall be cancelled without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Warrant as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Warrant.

(b) At the Effective Time, each then-outstanding Company Stock Option, including unvested Company Stock Options, shall be cancelled, and (i) in the case of any Company Stock Option having a per share exercise price less than the Merger Consideration, for the right to receive from the Surviving Corporation for each share of Common Stock subject to such Company Stock Option immediately prior to the Effective Time, an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option (the

“Option Consideration”) or (ii) in the case of any Company Stock Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. Parent shall, or shall cause the Company to, pay to holders of Company Stock Options the Option Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments pursuant to Section 2.7, as soon as reasonably practicable following the Effective Time. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option.

(c) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.7, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

(d) Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(e) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement. The Company Board (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

Section 1.8 Company Purchase Plan.

With respect to the Company Purchase Plan, the Company (a) shall not permit any new offering periods under such plan to be initiated after the date hereof, (b) shall shorten the purchase period then in progress by setting a new exercise date that shall be a date prior to the Effective Time (the “New Exercise Date”), (c) shall take such actions as permitted under such plan to cause accumulated payroll deductions to purchase Common Stock and any open offering period to terminate on the New Exercise Date and (d) shall cause such plan to be to terminate as of the Effective Time. The Company Board (or, if appropriate, any committee thereof administering the Company Purchase Plan) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

Section 1.9 Restricted Stock Units.

Immediately prior to the Effective Time, each Company Restricted Stock Unit which are subject to restriction as of the Effective Time, shall, without any further action on the part of the holders such Restricted Stock Units, vest and the restrictions thereon shall lapse and each

Restricted Stock Unit shall be converted into the right to receive the Merger Consideration in cash. The Company Board (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

Section 1.10 Dissenter Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any Dissenter Shares shall not be converted into a right to receive the Merger Consideration or the Liquidation Preference, as the case may be, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenter Shares shall be entitled to receive payment of the appraised value of such Dissenter Shares held by him or her in accordance with the provisions of Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Dissenter Shares shall be converted into and represent only the right to receive the Merger Consideration or the Liquidation Preference, as the case may be, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenter Shares pursuant to Article II.

(b) The Company shall give the Parent prompt notice of any actual or purported written demands for appraisal of any shares of Company Stock, actual or purported withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal, and to the extent permitted by applicable law, the opportunity to participate in, and on and after the Closing, direct, all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Parent, which shall not be unreasonably withheld, delayed or conditioned, the Company shall not voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for appraisal.

Section 1.11 Adjustments to Prevent Dilution. Notwithstanding the restrictions contained in Section 5.1, in the event that the Company changes the number of shares of Company Stock, or securities convertible or exchangeable into or exercisable for shares of Company Stock, issued and outstanding on or after the date hereof and prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates or, in the case of lost, stolen or destroyed Certificates, upon delivery of an affidavit of loss (and, if required, the posting of a bond or delivery of an indemnity agreement), pursuant to this Article II. At or prior to the Closing, Parent shall deposit cash in an amount sufficient to pay the aggregate consideration payable to holders shares of Company Stock, Company Stock Options and Company Restricted Stock Units become entitled to under Article I (such cash being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Company Stock, Company Stock Options and Company Restricted Stock Units. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent solely in obligations of the United States of America with maturities of 90 days or less (e.g., treasury bills). Any income from investment of the Exchange Fund will be payable solely to Parent. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

Section 2.2 Exchange Procedures.

(a) As soon as practicable after the Effective Time and in any event within three (3) Business Days of the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Stock subsequently converted into the right to receive the applicable consideration pursuant to Section 1.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable consideration pursuant to Section 1.4.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable consideration pursuant to Section 1.4.

(c) In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the appropriate amount of consideration payable pursuant to Section 1.4 may be paid to a transferee if the Certificate representing such shares of Company Stock is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 2.3 No Further Ownership Rights. All consideration paid upon the surrender for exchange of the Certificates representing shares of Company Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenter Shares.

Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date 365 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of shares of Company Stock who has not theretofore received any applicable consideration to which such Company Stockholder is entitled under this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

Section 2.5 No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of shares of Company Stock for any part of the consideration payable pursuant to Section 1.4 that may be delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares of Company Stock three (3) years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto, and, to the extent required by applicable Law or Order, any holder of shares of Company Stock shall thereafter look only to the Surviving Corporation for payment of the consideration payable pursuant to Section 1.4.

Section 2.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such reasonable form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the consideration payable pursuant to Section 1.4.

Section 2.7 Withholding of Tax. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of shares of Company Stock and or Company Stock Options such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the

Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement, and except as set forth in the Company Reports (to the extent it is reasonably apparent that any such disclosure set forth in the Company Reports would qualify the representations and warranties contained herein, and excluding (1) any exhibits thereto, (2) any items included therein that are incorporated by reference to Company Reports filed prior to December 31, 2006 and (3) any risk factor disclosures or other predictive or forward-looking disclosures contained therein), the Company represents and warrants to each of the other parties hereto as follows:

Section 3.1 Organization and Good Standing; Charter Documents.

(a) The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b) The copies of the Company Certificate of Incorporation and Company Bylaws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws. The Company has made available to Parent true and complete copies of the minute books of the Company from January 1, 2005 and through the date of this Agreement (except for minutes and consents of the Company Board of Directors or any committee thereof relating to the evaluation of the transactions contemplated hereby and the consideration of strategic alternatives relating to the Company).

Section 3.2 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the approval of this

Agreement by the Company Stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of the date hereof, (i) 13,812 shares of Series A Preferred, (ii) 1,000 shares of Series B Preferred and (iii) 6,308,131 shares of Common Stock are issued and outstanding and no shares of Common Stock or preferred stock are held in the Company’s treasury. All outstanding shares of Company Stock are, and any additional shares of Company Stock issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holder thereof by reason of the acts or omissions of such holder, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance in all material respects with all applicable federal and state securities Laws.

(b) Section 3.3(b) of the Company Disclosure Letter contains a complete and correct list of all Company Warrants that are outstanding as of the date hereof and the number of shares of Common Stock for which each such Company Warrant is exercisable. 84,173 shares of Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Warrants.

(c) As of the date hereof, 919,349 Company Stock Options and 330,787 Company Restricted Stock Units are outstanding pursuant to the Company Option Plans, each such Company Stock Option entitling the holder thereof to purchase one share of Common Stock, and 463,791 shares of Common Stock are authorized and reserved for future issuance under Company Benefit Plans. As of the date hereof, 865,881 Company Stock Options are vested and 53,468 Company Stock Options are unvested. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws. The copies of the Company Option Plans that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof.

(d) As of the date hereof, 72,204 shares of Common Stock are reserved for issuance under the Company Purchase Plan in the current offering period. The copy of the Company Purchase Plan that is filed as an exhibit to the Company 10-K is a complete and correct copy thereof as in effect on the date hereof.

(e) Except as set forth above and other than the Rights, as of the date of this Agreement, there are no Company Stock Rights. Except as set forth above, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or to pay any dividend or make any other distribution in respect thereof. As of the date hereof, except for the Voting Agreements, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

(f) There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(g) There are no preemptive rights of first refusal, co-sale rights, “drag-along” rights or registration rights granted by the Company with respect to the Company’s capital stock and in effect as of the date hereof.

(h) There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of any of the Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.

Section 3.4 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth in Section 3.4 of the Company Disclosure Letter. The Company or one of its Subsidiaries is the record and beneficial owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances. Except for the capital stock of, or other equity or voting interests in, the Subsidiaries set forth on Section 3.4 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Articles of Incorporation and Bylaws (or other organizational documents) of each Subsidiary of the Company have been delivered or otherwise made available to Parent.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) subject to obtaining the approval of this Agreement by the Company Stockholders and compliance with the requirements set forth in Section 3.5(d), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any material property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Company Stock as of the record date to be established for the Company Stockholders Meeting, voting as a single class, at the Company Stockholders Meeting, in favor of approving this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

(c) The Company Board of Directors has (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and the Company Stockholders, (iii) amended the Rights Plan so that (A) neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will cause the Rights to become exercisable and (B) the Rights will expire immediately prior to the Effective Time without any payment being made or shares of the Company’s capital stock being issued in respect thereof, and (iv) recommended the approval and adoption of this Agreement by the Company Stockholders.

(d) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act, and any applicable filings and approvals under any other Antitrust Law, (ii) the filing with the SEC of the Proxy Statement, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) any filings or notifications required under the rules and regulations of Nasdaq of the transactions contemplated hereby, (iv) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (v) any other immaterial consent, approval, Order, authorization, registration, declaration, filing or notice.

Section 3.6 Compliance. The Company and its Subsidiaries hold all Company Permits, except where the failure to hold such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. All such Company Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable Laws, except where the failure to so maintain such Company Permits or to so comply would not be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws or Orders, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written notice or, to the Knowledge of the Company, oral notice to the effect that the Company or any of its Subsidiaries is not in compliance in any material respect with the terms of such Company Permits or any such Laws. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.

Section 3.7 Litigation. There are no claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any current or former officer of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, and, to the Knowledge of the Company, there are no threatened claims, actions, suits, proceedings or investigations against the Company or any of its Subsidiaries, or any current or former officer of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that could reasonably be expected to have a Company Material Adverse Effect on the Company or is reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There is not currently any internal investigation or inquiry being conducted by or on behalf of the Company or its Board of Directors concerning any material financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.8 Company Reports; Financial Statements.

(a) The Company has filed all Company Reports required to be filed with the SEC on or prior to the date hereof. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed or, if amended and superseded by a filing prior to the date of this Agreement, on the date of such amending and superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the Chief Executive Officer and Chief Financial Officer has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

(c) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements comply in all material respects with applicable requirements of the Exchange Act as of their respective filing dates (or, if amended and superseded by a filing prior to the date of this Agreement, on the date of such amending and superseding filing), and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(d) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to provide reasonable assurance that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities in accordance with the applicable requirements of the Exchange Act.

(e) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, by filing a Form 8-K or by appropriate disclosure on its website, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

(g) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, are required by GAAP to be set forth on the Company Financial Statements and are not set forth on the Company Financial Statements, other than (i) Liabilities incurred on behalf of the Company under this Agreement, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since May 31, 2008 and (iii) Liabilities which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Absence of Certain Changes or Events. Since February 29, 2008, except as disclosed in the Company 10-K or in Company Reports since February 29, 2008 through to the date of this Agreement, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to either the Company or any of its Subsidiaries, (i) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a material breach of Sections 5.1(a) or (b) or (ii) any Company Material Adverse Effect.

Section 3.10 Taxes.

(a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all income and other material Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All income and other material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all income and other material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.

(c) There is no dispute concerning any Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that remains unpaid, and neither the Company nor any of its Subsidiaries has received written notice of any threatened audits or investigations relating to any Taxes nor otherwise has any Knowledge of any material threatened audits or investigations relating to any Taxes.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of the Company and its Subsidiaries set forth on the face of the balance sheet in the Company Financial Statements as of February 29, 2008 were reserved for in accordance with GAAP. Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since February 29, 2008 other than a Tax Liability in the ordinary course of business.

(f) The Company has made available to Parent or its counsel complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning after December 31, 2006.

(g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) Neither the Company nor any of its Subsidiaries has agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Tax Law has been entered into by the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) arising out of the transactions contemplated by this Agreement.

Section 3.11 Title to Personal Properties; No Real Property. Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after February 29, 2008 (other than assets disposed of since February 29, 2008 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except for Permitted Encumbrances. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an aggregate value in excess of $250,000. Neither the Company nor any of its Subsidiaries owns any real property. Each of the Company and its Subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are, to the Knowledge of the Company, in full force and effect, except for such non-compliances or failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The leased real property identified in Schedule 3.11 comprises all of the real property used in the Company’s business, and is occupied by the Company pursuant to the leases listed on Schedule 3.11. The Company has made available to Parent and Merger Sub a true and complete copy of each such lease document. Notwithstanding the foregoing, no representation is made in this Section 3.11 with respect to any Intellectual Property.

Section 3.12 Officers, Directors, Employees and Affiliates.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and, except as otherwise contemplated by Section 1.7, Section 1.8 or Section 1.9, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

(b) Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director,

officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $120,000 per annum, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other Governmental Entity.

(b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles (if any) with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto (if any); (iii) the Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years if applicable; and (iv) the most recent IRS determination or opinion letter if applicable.

(c) Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).

(d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.

(e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.

(f) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Letter, none of the Company Benefit Plans are subject to any law or applicable custom of any jurisdiction outside of the United States.

(h) All contributions or premiums due with respect to any Company Benefit Plan for all periods ending on or before the date of this Agreement have been made (or accrued on the Company Financial Statements) in accordance with the terms of the applicable plans and in accordance with historical practice.

Section 3.14 Labor Relations.

(a) The Company and its Subsidiaries are in compliance with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

(b) The employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. There has not been, nor is there existent or, to the Knowledge of the Company, threatened, any material strike, slowdown, picketing or work stoppage by the employees of the Company or its Subsidiaries.

(c) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed or is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law. No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any of its Subsidiaries and their respective employees has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries under any applicable Law.

Section 3.15 Contracts and Commitments.

(a) Neither the Company nor any of its Subsidiaries is a party to or is bound by, any agreement, contract or legally binding understanding, whether oral or written: (i) providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $200,000 or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $200,000 and that, in each case, either (x) has a remaining term of more than one (1) year from the date hereof or (y) cannot be unilaterally terminated by the Company at any time, without material penalty, within ninety (90) days of providing notice of such termination, and other than standard end-user Contracts; (ii) restricting the right of the Company in any material respect to engage in any line of business or sell, supply or distribute any service or product, or, where material, to compete with any entity or to conduct business in any geography; (iii) that after the Effective Time would have the effect of restricting the right of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any line of business or sell, supply or distribute any service or product, or, where material, to compete with any entity or to conduct business in any geography, or, where material, to hire any individual or group of individuals; (iv) involving any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole; (v) relating to the borrowing of money or the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) having an outstanding principal amount in excess of $100,000; (vi) containing severance or termination pay Liabilities related to termination of employment; (vii) related to Company Product supply, manufacturing, distribution, development, modification or customization (except for any Company contracts in which either the aggregate noncontingent payments to or by the Company are not in excess of $200,000 or the potential payments to or by the Company are not expected to exceed $200,000); (viii) relating to the acquisition, transfer, use, modification or sharing of any Intellectual Property or any other agreement affecting the ability of the Company or any of its Subsidiaries to use or disclose any Intellectual Property (except for any Company contracts that are not otherwise material to the business of the Company or any Subsidiary or pursuant to which (1) Intellectual Property is licensed to the Company or any of its Subsidiaries for use in the operation of their businesses under any license generally available to the public and having a value less than $100,000, (2) Intellectual Property embedded in or constituting a Company Product is licensed by the Company or any of its Subsidiaries in the ordinary course of business to a third-party customer, (3) third-party Intellectual Property embedded in equipment or fixtures is licensed to and used by the Company or any of its Subsidiaries for internal purposes only under a commercially available license; or (4) the Company or a Subsidiary, or a Third Party, agrees to maintain the confidentiality of information disclosed by the other party thereto, where such contract does not otherwise materially restrict the right of the Company or any Subsidiary to conduct its business); (x) containing “standstill” or similar provisions to which the Company is subject and restricted; (xi) pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance, keep-well or similar agreements or arrangements in any such case which, individually is in excess of $100,000; (xii) involving the lease of real property with aggregate annual rent payments in excess of $100,000; (xiii) to which the Company or any Subsidiary of the Company is a party and pursuant to which any person is authorized to use or has an option to obtain the right to use any material Company Intellectual Property, including any material license or sublicense of Company Intellectual Property; (xiv) requiring or relating to any escrow, disclosure, provision or transfer of any of the source code of any Software owned by the Company or a Subsidiary; or (xv) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act, that have not been so filed. Each contract of the type described in the immediately preceding sentence is referred to herein as a “Company Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

(b) Each Company Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, against each other party thereto (in each case, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relieve and other equitable remedies), and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries knows of, or has received written or, to the Knowledge of the Company, oral notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time), would reasonably be expected to: (i) result in a material violation or breach of any provision of any Company Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (iii) give any person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (v) give any Person the right to cancel, terminate or modify any Company Material Contract, in each case, in a manner that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Intellectual Property.

(a) The Company or each of its Subsidiaries owns, or has a valid and enforceable license (pursuant to an agreement set forth in the Company Disclosure Letter or not required to be set forth in the Company Disclosure Letter) under the Intellectual Property used in or necessary for the conduct the business of the Company or its Subsidiaries as currently conducted, except where any such lack of a license or right in Intellectual Property would not result in a Company Material Adverse Effect.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete and correct list of (i) all patented or registered Intellectual Property owned by the Company or one of its Subsidiaries, (ii) all pending patent applications, all trademark applications, or other applications for registration of Intellectual Property owned by the Company or one of its Subsidiaries, and (iii) all material unregistered trademarks, trade names and service marks, and all domain names owned by the Company or one of its Subsidiaries, including, to the extent applicable, the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. All necessary and material registration, maintenance and renewal fees in connection with the foregoing that are currently owing have been paid and all documents and certificates required to be filed in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. To the Company’s Knowledge, there are no actions that are required to be taken by Company within 120 days of the date of this Agreement with respect to any of the foregoing, except as set out in Section 3.16(b) of the Company Disclosure Letter. Except as set out in Section 3.16(b) of the Company Disclosure Letter, the Company or a Subsidiary, as applicable, is the sole owner of all right, title and interest in and to all Company Intellectual Property, free and clear of all Encumbrances.

(c) Except as set forth in Section 3.16(c) of the Company Disclosure Letter, to the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification obligations arising in the ordinary course of business or under or in connection with purchase orders or agreements for the sale, license or distribution of any Company Intellectual Property or Company Products.

(d) To the Knowledge of the Company, all patents, registered trademarks and service marks, and registered copyrights held by the Company or any of its Subsidiaries are valid, enforceable and existing, and there is no loss or expiration of any of the Company Intellectual Property threatened, pending or reasonably foreseeable. There is no assertion or claim pending and served or, to the Knowledge of the Company, threatened challenging the ownership, use, validity or enforceability of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor has any such suit, action or proceeding been threatened in writing against the Company or any of its Subsidiaries in the last three (3) years, nor has Company or any of it Subsidiaries received any demands or unsolicited offers to license any Intellectual Property from any Third Party in the last three (3) years. Neither the conduct of the business of the Company and each of its Subsidiaries by Company and its Subsidiaries nor the development, manufacture, sale, licensing or use of any of the Company Products by the Company or any of its Subsidiaries has infringed, diluted, misappropriated or violated, or is infringing, diluting, misappropriating or violating, any Intellectual Property of any Third Party, except to the extent that any infringement, dilution, misappropriation or violation of the Intellectual Property of a Third Party would not result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary has requested or received any opinion of counsel related to the foregoing. No Third Party has notified the Company in the last three (3) years that it is challenging the ownership or use by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property. In the last three (3) years, neither the Company nor any of its Subsidiaries has brought or is bringing or has threatened any action, suit or proceeding for infringement, dilution, misappropriation or violation of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party. There are no pending and served or, to the Knowledge of the Company, threatened interferences, re examinations, or oppositions involving any Patents, Patent applications, or trademarks of the Company or any of its Subsidiaries.

(e) The Company or its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of those trade secrets and material confidential information of the Company or its Subsidiaries that the Company in its business judgment desires to maintain as a trade secret and/or confidential information of the Company or its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries have instituted policies requiring each of their employees, consultants and independent contractors to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms, which forms have been made available to Parent.

(f) The Software and all other Intellectual Property owned by the Company or any of its Subsidiaries that is embedded in or comprises the Company Products was either (i) developed by employees of the Company or its Subsidiaries within the scope of their employment, (ii) developed by independent contractors who have assigned their rights (including Intellectual Property) to the Company or its Subsidiaries pursuant to written agreements or (iii) otherwise acquired by the Company or its Subsidiaries from a Third Party pursuant to written agreements. Except as set forth in Section 3.16(f) of the Company Disclosure Letter, all of the executive directors, officers and employees of the Company and its Subsidiaries have executed agreements in the form of the Company’s standard form Employment, Confidential Information, Invention Assignment, and

Arbitration Agreement, pursuant to which such persons have irrevocably and unconditionally assigned to the Company or the applicable Subsidiary all of their right, title and interest in, to and under such Software and Intellectual Property.

(g) Section 3.16(g) of the Company Disclosure Letter lists all Open Source Software that is distributed by the Company or any of its Subsidiaries, together with the applicable license to such Open Source Software. Neither the Company nor any of its Subsidiaries have used Open Source Software in a manner that would create obligations for Company or its Subsidiaries with respect to, or grant, or purport to grant, to any Third Party, any rights or immunities under, any Company Intellectual Property or any other license requiring the Company or any of its Subsidiaries to disclose source code to any of the Company owned Software.

(h) Neither the Company nor any Subsidiary has assigned to any Third Party licensor of Intellectual Property any ownership rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property.

(i) Neither the Company nor any of its Subsidiaries has disclosed or delivered to any Third Party, agreed to disclose or deliver to any Third Party, or permitted the disclosure or delivery to any escrow agent of, any source code that is Company Intellectual Property and the confidentiality of which is material to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed or delivered to any Third Party by the Company, any of its Subsidiaries or any person acting on their behalf.

(j) Except as set forth in Section 3.16(j) of the Company Disclosure Schedule, the Company Products are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other similar programs, software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or any part thereof) or data or other software of users. Except as set forth in Section 3.16(j) of the Company Disclosure Schedule, the Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company Products that are Software from becoming infected by viruses and other harmful code.

(k) Each Company Product licensed to Third Parties is capable of performing in accordance with the applicable User Documentation in all material respects when properly installed and used.

(l) The Company has not received any unresolved, written claims from Third Parties, and to its Knowledge there are no unwritten claims from Third Parties, that any installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services or other services that have been performed by the Company or any Subsidiary for such Third Parties were in any material respect performed improperly or not in conformity with the terms and requirements of all applicable warranties and other contracts and with all applicable laws and regulations, except where the same would not have a Company Material Adverse Effect.

(m) The computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or software systems that are used or relied on by the Company and its Subsidiaries are reasonably adequate for the operation of its business as currently conducted, and have not suffered a material outage or failure in the past twelve (12) months. The Company has taken commercially reasonable measures consistent with industry standards and applicable Law to protect the operation, security and integrity of such systems and the data included therein.

(n) The Company and its Subsidiaries are in compliance with (i) all applicable data protection or privacy laws governing the collection, storage or use of personal information, including obtaining from current or prospective customers express consent to use, store, display, distribute and transfer from any place in the world to any other place in the world, electronically or otherwise, such personal information, and (ii) any privacy policies or related policies, programs or other notices that concern the Company’s or any Subsidiary’s collection, storage or use of personal information. There have not been any complaints, notices to, or audits, proceedings or investigations conducted or claims asserted by, any Third Party (including any Governmental Entity) regarding the collection, storage or use of personal information by any person in connection with the business of the Company or any Subsidiary or any violation of applicable law (x) in the last three (3) years or (y) that is pending and served or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, there have not been any incidents of data security breaches.

Section 3.17 Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any such insurance policies in effect at any time during the past five (5) years. Since February 29, 2008, the Company has not received any written notice or to the Knowledge of the Company any other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 3.18 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this

Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

Section 3.19 Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 3.20 Rights Agreement; Anti-Takeover Provisions.

(a) The Rights Plan has been amended so that the entering into of this Agreement and the Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (i) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (ii) result in the ability of any Person to exercise any Rights under the Rights Plan, (iii) enable or require the Rights to separate from the shares of Company Stock to which they are attached or to be triggered or become exercisable or (iv) enable the Company to exchange any Rights for shares of the Company’s capital stock, pursuant to the Rights Plan. No triggering or similar event has occurred or will occur by reason of (1) the adoption, approval, execution or delivery of this Agreement and the Voting Agreements, (2) the public announcement of such adoption, approval, execution or delivery or (3) the consummation of the transactions contemplated hereby and thereby.

(b) Assuming the accuracy of Section 4.9, the Company Board of Directors has taken all other necessary action so that the provisions of Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law applicable to the Company do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.21 Environmental Matters. Except for such matters that individually and in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws and possesses and is and has been in compliance with all required Environmental Permits; (b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (c) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of their predecessors has caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Company or any of its Subsidiaries or their predecessors, which in either case could reasonably be expected to result in an Environmental Claim.

Section 3.22 Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of the Company for inclusion in the Proxy Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is first mailed to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

Section 3.23 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (a) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b) all other applicable import/export controls in other countries in which the Company conducts business, except for any instances of noncompliance that would not have a Company Material Adverse Effect. Without limiting the foregoing and except in each case as would not have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (y) the export and reexport of products, services, software and technologies and (z) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals; (iv) to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and (v) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost. Section 3.23 of the Company Disclosure Letter sets forth the true, complete and accurate export control classifications applicable to the Company’s and its Subsidiaries’ products, services, software and technologies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.

Section 4.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s Amended and Restated Certificate of Incorporation or Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) subject to Merger Sub obtaining the approval of this Agreement by its sole stockholder and compliance with the requirements set forth in Section 4.3(b), conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, Order, authorization or permit of, or declaration or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or “blue sky” laws and the HSR Act.

Section 4.4 Litigation. There are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect and neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Financing. Parent has delivered to the Company a true and correct copy of the equity commitment letter (the “Equity Financing Letter”), dated as of the date hereof, by and among Thoma Bravo Partners IX, L.P., Acresso Holding, LLC, a Delaware limited liability company, Parent and Merger Sub, pursuant to which Thoma Bravo Partners IX, L.P. has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided equity financing of up to $20,200,000 in connection with the Merger (the “Equity Financing”) and which names the Company as a third-party beneficiary to such Equity Financing Letter. The Equity Financing Letter, in the form so delivered, is, as of the date hereof, in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and to the knowledge of Parent, the other party thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Equity Financing Letter other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries. Assuming the accuracy of the Company’s representations contained herein, as of the date hereof, Parent and Merger Sub have no reason to believe that they will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by them contained in the Equity Financing Letter. Upon receipt of financing pursuant to the Equity Financing Letter, Parent and Merger will have sufficient funds to consummate the Merger. Parent’s obligation to consummate the transactions contemplated hereby is not contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to consummating the Merger.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees.

Section 4.7 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.8 Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

Section 4.9 Ownership of Company Capital Stock. As of the date hereof, none of Parent, Merger Sub or, to the knowledge of Parent, any of their Affiliates is an “affiliate” of the Company within the meaning of Rule 13e-3(a)(i) under the Exchange Act, nor at any time during the last three years has been an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.10 Solvency. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the Merger and the payment of the aggregate merger consideration pursuant hereto, and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, assuming the accuracy in all material respects of the representations and warranties of the Company set forth in Article III as of the Closing Date, Parent, the Company and their respective Subsidiaries will be Solvent.

Section 4.11 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge, that neither the Company nor any of its Subsidiaries, nor or any of their respective stockholders, Representatives or Affiliates, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or operations, including by means of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other materials provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” in management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement or otherwise; provided that, notwithstanding the foregoing, nothing in Section 4.11 shall relieve any Person of liability for fraud.

Section 4.12 Parent Financial Statements.

(a) Parent has made available to the Company the Parent Balance Sheet. The Parent Balance Sheet has been prepared in accordance with GAAP and fairly presents in all material respects the consolidated financial position of Parent at the date thereof (subject to normal year-end audit adjustments consistent with GAAP).

(b) Parent and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(c) There are no Liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Parent, are required by GAAP to be set forth on the Parent Balance Sheet and are not set forth on the Parent Balance Sheet, other than (i) Liabilities incurred on behalf of Parent under this Agreement, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2008 and (iii) Liabilities which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.13 Absence of Certain Changes or Events. Since July 1, 2008, except as specifically contemplated by, or as disclosed in, this Agreement, Parent and its Subsidiaries have conducted their businesses in the ordinary course and, since such date, there has not been any Parent Material Adverse Effect.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Company and Parent Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, unless Parent shall otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed) in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to (A) preserve intact its assets, properties, contracts or other legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

(b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Parent): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries; (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any Company

Stock Rights or Subsidiary Stock Rights (except pursuant to Company Restricted Stock Unit award agreements outstanding on the date hereof); (iv) issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries’ capital stock or any Company Stock Rights (other than the issuance of shares of Common Stock upon the exercise of Company Stock Options or Company Restricted Stock Units outstanding as of the date of this Agreement or in accordance with the Company Purchase Plan) (v) take any action that would reasonably be expected to result in any of the conditions set forth in Article IV not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; (vi) amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries; (vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit or other existing financing arrangements (or under any refinancing of such existing lines or arrangements) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person; (viii) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions or investments less than $50,000 made in the ordinary course of business consistent with prior practice); (ix) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked; (x) change any material Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws; (xi) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or required under applicable Laws; (xii) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice; (xiii) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance, other than Permitted Encumbrances, or otherwise dispose of any material properties or assets (including stock or other ownership interests of its Subsidiaries), other than in the ordinary course of business consistent with prior practice; (xiv) acquire any material business, assets or securities other than in the ordinary course of business consistent with prior practice; (xv) make any material Tax election not consistent with prior practice or settle or compromise any income Tax Liability or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; (xvi) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $100,000, except in the ordinary course of business consistent with past practices; (xvii) pay, discharge, settle or satisfy any material Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business, consistent with past practice, as required by any applicable Law, as accrued for in the Company Financial Statements or as required by the terms of any contract of the Company, as in effect on the date of this Agreement;

(xviii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party; (xix) modify or amend in a manner adverse to the Company or terminate (A) any contract which if so modified, amended or terminated could be reasonably likely to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (B) except in the ordinary course of business, any Company Material Contract; (xx) terminate any officer or key employee of the Company or any of its Subsidiaries other than for good reason or for reasonable cause; (xxi) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice, provided that such insurance remains available to the Company upon terms substantially the same as the terms upon which insurance is presently available to the Company; (xxii) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices; (xxiii) enter into any transaction that would give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder; (xxiv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404; (xxv) compromise or settle any suit, claim, action, investigation or proceeding directly materially affecting the Company Intellectual Property or having a value or in an amount in excess of $100,000 (excluding amounts payable or reimbursable under Company insurance policies or by any other Third Party); (xxvii) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business or as required under the applicable agreement with such end user, customer, reseller or distributor; (xxviii) abandon or allow to lapse or expire any registration or application for material Company Intellectual Property; or (xxix) agree to take any of the actions described in this Section 5.1(b).

(c) Nothing set forth in this Section 5.1 shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Company and its Subsidiaries.

(d) Parent covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, Parent shall use commercially reasonable efforts to preserve intact its assets, properties, contracts and business. Without limiting the foregoing, Parent covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, Parent shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement or with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Company): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Parent Subsidiary to its parent; (ii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any rights to acquire its or its Subsidiaries’ capital stock other than redemptions of capital stock held or beneficially owned by employees of Parent; (iii) take any action that would reasonably be expected to result in any of the conditions set forth in Article IV not being satisfied or that would impair the ability of the Parent to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or (iv) agree to take any of the actions described in this Section 5.1(d).

Section 5.2 Access to Information and Employees.

(a) From the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall, and shall cause the Representatives of the Company to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting the provision of privileged communications or any applicable confidentiality agreement (provided that the Company shall use its commercially reasonable efforts to obtain waivers under such agreements to enable the provision of reasonable access without violating such agreement), afford the Representatives of Parent and Merger Sub reasonable access during normal business hours and upon reasonable notice to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish or otherwise make available (including via EDGAR, if applicable) to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws reasonably promptly following such filing or receipt, (ii) to the extent available, for the period beginning after the date of this Agreement and ending upon the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, which statements shall not be required to be audited or reviewed by the Company’s auditors, and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request, but excluding, for the avoidance of doubt and subject to Section 5.6, such information as relates directly or indirectly to any Alternative Proposal or any discussions or negotiations that the Company or any of its Representatives is having with respect to any Alternative Proposal or any other proposals that could lead to an Alternative Proposal. Any investigation conducted pursuant to the access contemplated by this Section 5.2 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries, or create an unreasonable risk of material damage or destruction to any material property or assets of the Company or any of its Subsidiaries. All requests for data and access under this Agreement shall be made only to and through the Chief Financial Officer or General Counsel of the Company.

(b) During the period between the date hereof and the Effective Time, the Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, to Parent and to the Representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with the Financing or any debt financing to be incurred by Parent in order to consummate the transactions contemplated hereby, including but not limited to using commercially reasonable efforts to cause its advisors to provide financial statements that may be reasonably requested and are otherwise customary for such financing transactions.

(c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.2.

Section 5.3 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the taking of all commercially reasonable acts necessary to cause the conditions set forth in Article VI to be satisfied; (ii) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act); (iii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from the non-governmental Third Parties (without requiring the Company or any of its Subsidiaries to expend more than a nominal amount to obtain such consent, qualification, approval, waiver or exemption); and (iv) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act and any other Antitrust Laws which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any suit, claim, action, investigation or proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such suit, claim, action, investigation, proceeding or threat, (3) promptly inform the other party of any material communication concerning the HSR Act or other Antitrust Laws to or from any Governmental Entity regarding the Merger and (4) furnish to the other party such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act and any other Antitrust Laws. Except as may be prohibited by any Governmental Entity, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. Each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

(c) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

(d) If any Antitakeover Laws are or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board of Directors shall promptly grant such approvals and use commercially reasonable efforts to take such other lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such other commercially reasonable and lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

Section 5.4 Proxy Statement.

(a) As promptly as practicable after execution of this Agreement, Parent and the Company shall in consultation with each other prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, Parent and the Company shall, in consultation with each other, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Without limiting the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response. Each of the Company, Parent and Merger Sub agrees to use commercially reasonable best efforts, after consultation with the other Parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Stock entitled to vote at the Company Stockholders Meeting at the earliest practicable time.

(b) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder. The Company or Parent, as the case may be, shall notify the other party promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to any such filing and shall consult with the other party regarding, and supply the other party with copies of, all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to any such filing. Without limiting the foregoing, prior to filing or mailing of any such filing (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company or Parent, as the case may be, shall provide the other party with a reasonable opportunity to review and comment on such document or response. Each of the Company and Parent, as the case may be, agrees to use reasonable best efforts, after consultation with the other Parties hereto, to respond promptly to all such comments of and requests by the SEC.

Section 5.5 Company Stockholders Meeting.

(a) Subject to the Company’s right to terminate this Agreement pursuant to Section 5.6(c) and Article VII hereof, the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Certificate of Incorporation, the Company Bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold as promptly as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement.

Except as permitted by Sections 5.6(a) or (b), (i) the Company Board of Directors shall recommend adoption of this Agreement by the Company Stockholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under Article VII), subject to the right of the Company Board of Directors to withdraw or modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Sections 5.6(a) or (b), the Company shall use its reasonable best efforts to take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of Nasdaq or the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Stock (i) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (ii) voted to adopt this Agreement.

(b) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that the foregoing shall not apply to any information included or incorporated by reference in or omitted from the Proxy Statement based upon information supplied by Parent or Merger Sub. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act.

Section 5.6 No Solicitation of Transactions.

(a) Prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, except as otherwise permitted hereby, the Company agrees (i) that it shall not, and it shall not permit its Affiliates or Representatives to, solicit, initiate or intentionally encourage the submission of any Alternative Proposal or participate in any discussions or negotiations regarding, or furnish any non-public information or data to any Third Party to facilitate, induce or intentionally encourage the making of any proposal that constitutes, or could reasonably be expected to lead to, any Alternative Proposal; and (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party with respect to any of the foregoing; provided, however, that nothing contained in this Section 5.6 shall prohibit the Company Board of Directors or any of the Company’s Representatives from (A) authorizing a communication with any party that is limited to making such party aware of the provisions of this Section 5.6(a); (B) furnishing information to (but only pursuant to a confidentiality agreement having terms and conditions with respect to confidentiality no less favorable to the Company than the Confidentiality Agreement and provided that the Company (i) shall promptly provide Parent with copies of any non-public information concerning the Company provided to any other party if and to the extent such information has not otherwise been previously provided to Parent, (ii) shall take reasonable precautions to protect such non-public information, and (iii) shall not provide any non-public or other confidential information that would result in any competitive harm or detriment to the Company’s ability to effectively compete in any of the Company’s or its Subsidiaries businesses as currently conducted or as currently proposed to be conducted) or entering into discussions or negotiations with any Third Party that makes an unsolicited bona fide Alternative Proposal, if the Company Board of Directors determines in good faith (after consulting with an outside financial advisor) that the Alternative Proposal is or presents a reasonable possibility of resulting in a Superior Proposal; and (C) to the extent required, taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board of Directors, after consulting with outside counsel, there is a reasonable basis to conclude that disclosure is required under applicable Law. The Company will promptly notify Parent after (i) receipt of an Alternative Proposal (including the identity of the Third Party making such Alternative Proposal and the material terms and conditions of such Alternative Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Third Party that has made an Alternative Proposal, or (iii) receipt of any material amendment to a previously disclosed Alternative Proposal (including the terms of such amendment). The Company shall promptly (and in any event, within two (2) days) inform Parent of any change in the price, structure or form of consideration or any material change in the terms and conditions of such Alternative Proposal. Promptly upon determination by the Company Board of Directors that an Alternative Proposal constitutes a Superior Proposal, the Company shall notify Parent that the Company Board of Directors has received a Superior Proposal, specifying in detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal. For the avoidance of doubt, no notice or information provided by the Company to Parent pursuant to this Section 5.6(a) shall constitute grounds or otherwise provide Parent with the right to terminate this Agreement pursuant to Section 7.1(e). The Company agrees, during the two (2) Business Day period following Parent’s receipt of a notice of a Superior Proposal, to negotiate in good faith with Parent to revise this Agreement if and to the extent that the Company Board of Directors determines that such negotiations would be consistent with its fiduciary duties.

(b) Neither the Company nor the Company Board of Directors shall withdraw or modify in any manner adverse to Parent, the approval or recommendation of this Agreement or the Merger, or, except as contemplated by this Section 5.6, propose publicly to approve or recommend an Alternative Proposal unless the Board of Directors determines, in its good faith judgment (after consulting with outside legal counsel) that there is a reasonable basis to conclude that the failure to take such action would result in a reasonable possibility of a breach of the Board of Directors’ fiduciary duties under applicable Law. The parties hereto acknowledge that, for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of the Company Board of Directors’ approval or recommendation of this Agreement, the Merger or the transaction contemplated by the Transaction Documents.

(c) Subject to the provisions of this Section 5.6, the Parties acknowledge and agree that the Company may accept a Superior Proposal, enter into an agreement for such Superior Proposal and terminate this Agreement immediately prior to, or immediately after, such acceptance of a Superior Proposal pursuant to the terms of Section 7.1(d) hereof, provided, however, that the Company shall take no action under this Section 5.6(c) for two (2) Business Days after delivery of a written notice to Parent setting forth its intention to take such action.

(d) For purposes of this Agreement, “Alternative Proposal” shall mean any written inquiry, proposal or offer from any Third Party relating to any merger, consolidation or other business combination including the Company or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) 50% or more of the assets of the Company and its Subsidiaries, if any, on a consolidated basis, or (ii) 50% or more of the outstanding Company Stock. For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Alternative Proposal that the Company Board of Directors determines (after consultation with an outside financial advisor and outside counsel), in its good faith judgment, is more favorable to the Company’s stockholders than the Merger.

(e) Except as expressly provided in this Section 5.6 or in Article VII, nothing in this Section 5.6 shall permit the Company or Parent to terminate this Agreement and no notice or other communication delivered by the Company pursuant to this Section 5.6 shall in and of itself permit Parent to terminate this Agreement pursuant to Article VII.

Section 5.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so within a reasonable time in advance of the time that such press release or public statement is so required to be issued or made. The restrictions set forth in this Section 5.7 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 5.5 or Section 5.6; provided that the Company agrees to use reasonable efforts to provide Parent with advance notice of any release or announcement proposed to be made by the Company pursuant to Section 5.5 or Section 5.6.

Section 5.8 Litigation. Each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.

Section 5.9 Employee Matters.

(a) After the Effective Time and through the end of the fiscal year of Parent in which the Effective Time occurs, the Surviving Corporation shall provide to individuals who are employees of the Company and its Subsidiaries at the Effective Time and whose employment will continue following the Effective Time, employee benefits (other than Company Option Plans) that will, in the aggregate, be substantially similar to those provided by Parent and its Subsidiaries to their employees.

(b) With respect to the plans in which the Company’s employees participate following the Effective Time, Parent acknowledges that it shall (i) recognize all service performed for the Company prior to the Effective Time for eligibility and vesting purposes, (ii) waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the Effective Time, have not been satisfied under any Company Benefit Plan) and (iii) provide that any deductible, coinsurance or out-of-pocket expenses incurred on or before the Effective Time during the plan year in which the Effective Time occurs under any applicable Company Benefit Plan providing health benefits will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(c) Nothing in this Section 5.9 or any other provision of this Agreement shall create any third-party beneficiary right for the benefit of any Person other than the parties to this Agreement, or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates. Nothing in this Section 5.9 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 5.10 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify, advance expenses to, and hold harmless all past and present officers and directors of the Company (“Indemnified Persons”) to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the date hereof, the DGCL, the Company Certificate of Incorporation and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time; provided, however, in the case of advancement of expenses, any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advance if it is ultimately determined that such person is not entitled to indemnification. Parent guarantees the indemnification, insurance, advancement and other obligations of the Surviving Corporation set forth in this Section 5.10. The Certificate of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement and indemnification that are at least as favorable to the Indemnified Persons as those contained in the Company Certificate of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.

(b) For a period of six (6) years from the Effective Time, Parent shall use its reasonable best efforts to cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent’s policy or policies) the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (the “D&O Insurance”) with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. Subsequent to the Effective Time, the Surviving Corporation may purchase a six-year “tail” fully prepaid policy on the D&O Insurance on terms and conditions no less advantageous than the D&O Insurance, and in such case, Parent shall cause the Surviving Corporation to maintain in effect such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of Parent under the first sentence of this Section 5.10(b) for so long as such “tail” policy shall be maintained in full force and effect. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” fully prepaid policy on the D&O Insurance from its current D&O Insurance provider or, subject to Parent’s consent (such consent not to be unreasonably withheld, delayed or conditioned) from any other insurance provider.

(c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation, each Indemnified Person and any other person who is a beneficiary under the D&O Insurance or the run-off or “tail” policy referred to in Section 5.10(b), shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Persons or any other person who is a beneficiary under the D&O Insurance or the run-off or “tail” policy referred to in Section 5.10(b). The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person and any other person who is a beneficiary under the D&O Insurance or the run-off or “tail” policy referred to in Section 5.10(b), his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person or any other person who is a beneficiary under the D&O Insurance or the run-off or “tail” policy referred to in Section 5.10(b) (and their heirs and representatives) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the run-off or “tail” policy referred to in Section 5.10(b) (and their heirs and representatives). The rights of the Indemnified Persons and other persons who are beneficiaries under the D&O Insurance or the run-off or “tail” policy referred to in Section 5.10(b) (and their heirs and representatives) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(d) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidated or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume its obligations set forth in this Section 5.10.

Section 5.11 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 5.12 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from Nasdaq Capital Market and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Required Vote shall have been obtained.

(b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c) Consents and Approvals. Other than the filing of the Certificate of Merger with the Delaware Secretary, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger, which Governmental Entities are listed on Schedule 6.1(c), shall have been obtained.

(d) HSR Act or other Foreign Competition Law. The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre-clearance requirement of any foreign competition Law listed on Schedule 6.1(c) shall have expired or been terminated.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct without reference to any qualification as to “materiality” or “Company Material Adverse Effect,” such that the aggregate effect of any inaccuracies in such representations and warranties does not constitute a Company Material Adverse Effect, at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to the foregoing effect.

(c) FIRPTA. Parent shall have received a certificate from the Company to the effect that the Company is not a U.S, real property holding company, in a form mutually agreeable to Parent and the Company.

(d) No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect subsequent to the date of the most recent audited balance sheet included in the Company Financial Statements that is continuing.

(e) Company Reports. The Company shall have filed all Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and all other Company Reports except to the extent not material, required to be filed with the SEC prior to the Closing Date.

(f) Dissenting Shares. Holders of not more than 10% of the outstanding shares of Company Stock shall have dissented and preserved their rights to seek appraisal of their shares.

Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct without reference to any qualification as to “materiality” or “Parent Material Adverse Effect,” such that the aggregate effect of any inaccuracies in such representations and warranties does not constitute a Parent Material Adverse Effect, at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to the foregoing effect.

(c) Delivery of Consideration. Parent shall have delivered to the Paying Agent the aggregate consideration payable pursuant to Article I in accordance with Section 2.1.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained or Parent has adopted this Agreement as the sole stockholder of Merger Sub):

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall not have initiated such proceeding or taken any action in support of such proceeding or failed to comply with Section 5.8 in any material respect;

(c) by either Parent or the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company has materially breached any of its obligations under Section 5.5;

(d) by the Company in order to enter into an Acquisition Agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.6(a) and (c) and (ii) the payment required by Section 7.2 has been or will be made in full to Parent within the time period required under Section 7.2(b);

(e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby or by the Transaction Documents, (ii) the Company Board of Directors shall have (A) recommended to the Company Stockholders that they approve or accept an Alternative Proposal or (B) accepted a proposal or offer for a Superior Proposal, (iii) the Company shall have materially and intentionally breached any of its obligations under Section 5.5, or (iv) the Company shall have materially and intentionally breached any of its obligations under Section 5.6;

(f) by either Parent or the Company, if the Merger shall not have been consummated prior to February 20, 2009 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose material breach of any of its obligations under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured before the Outside Termination Date, (B) such breach is not reasonably capable of being cured before the Outside Termination Date, or (C) the Company does not within ten (10) days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured), and in each case Parent is not then in material breach of any of its representations, warranties or covenants contained in this Agreement;

(h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured before the Outside Termination Date, (B) is not reasonably capable of being cured before the Outside Termination Date, or (C) Parent does not within ten (10) days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured), and in each case the Company is not then in material breach of any of its representations, warranties or covenants contained in this Agreement; or

(i) by the Company pursuant to Section 7.2(c).

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, after the execution of this Agreement.

Section 7.2 Expenses.

(a) Expense Allocation. Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with filings required under the HSR Act (including the HSR filing fee).

(b) Company Termination Fee. If this Agreement is terminated (i) by the Company pursuant to Section 7.1(d) or (ii) by Parent pursuant to Section 7.1(e)(i) or Section 7.1(e)(iv) or (iii) by Parent or the Company pursuant to Section 7.1(c) or Section 7.1(f) or (iv) by Parent pursuant to Section 7.1(g) (provided that, for the purposes of this Section 7.2(b)(iv), any breach by the Company of any representation, warranty, covenant or agreement referred to in Section 7.1(g) shall have been intentional and material) that any the Company shall promptly, and in any event within five (5) Business Days after the date of such termination (except as provided in the proviso below), pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clauses (iii) or (iv) above: (A) such payment shall be made only if (x) a bona fide Alternative Proposal is made prior to Company Stockholders Meeting and not withdrawn and (y) the Company enters into an Acquisition Agreement with a party other than Parent within twelve (12) months following such termination, and (B) such payment shall be made promptly, but in no event later than five (5) Business Days, after the entering into of such Acquisition

Agreement. Notwithstanding the foregoing, the Company shall not be required to pay the Termination Fee if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b).

(c) Parent Termination Fee. If (i) the conditions to Closing set forth in Section 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing) and (ii) Parent fails to close the transactions contemplated herein, including the Merger, the Company may terminate this Agreement by delivering a notice of termination to Parent in accordance with Section 8.2. In the event the Company terminates this Agreement pursuant to the preceding sentence, Parent shall promptly, and in any event within five (5) Business Days after delivery of Company’s notice of termination, pay the Company the Parent Termination Fee by wire transfer of immediately available funds.

(d) The parties acknowledge that the agreements contained in Section 7.2(b) and Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. The parties further agree that the damages resulting from the termination of this Agreement in accordance with Section 7.2(b) or Section 7.2(c) are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 7.2(b) and Section 7.2(c) are reasonable forecasts of the actual damages that may be incurred by the respective parties under such circumstances. The amounts payable pursuant to Section 7.2(b) and Section 7.2(c) constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event that a Company Termination Fee or a Parent Termination Fee, as applicable, is paid in connection with a termination of this Agreement on the bases specified in Section 7.2(b) or Section 7.2(c). The parties acknowledge that in no event shall any party be responsible for paying the Company Termination Fee or the Parent Termination Fee, as applicable, more than once.

Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 5.2(d), Section 5.7, Section 5.10, Section 7.1, Section 7.2, this Section 7.3 and Article VIII shall survive termination and (b) nothing herein shall relieve any party from liability for damages for any willful breach of this Agreement or for fraud in connection with this Agreement.

Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors or duly authorized officers at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made which by Law requires the further approval of the Company Stockholders without such further approval. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent, to:

c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Attn: Orlando Bravo
Seth Boro
Phone: (415) 263-3660
Fax: (415) 392-6480

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Gerald T. Nowak
Phone: (312) 861-2075
Fax: (312) 861-2200

if to the Company, to

Intraware, Inc.
25 Orinda Way
Suite 101
Orinda, California 94563
Phone: (925) 253-4500
Fax: (925) 253-4599
Attn: Peter Jackson, Chief Executive Officer
With a copy to: Lisa Haugh, General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attn: Tony Jeffries
Phone: (650) 493-9300
Fax: (650) 493-6811

Section 8.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement and the Equity Financing Letter) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Indemnified Persons intended to benefit from the provisions of Section 5.10, who shall have the right to enforce such provisions directly.

Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF

DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby and provided further that such assignment does not create adverse Tax consequences for the Company Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 8.7 shall be void.

Section 8.8 Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Company agrees that irreparable damage would occur to Parent and Merger Sub in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any valid termination of this Agreement pursuant to Section 7.1, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further acknowledge that (other than with respect to Section 7.2(c)) the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be limited to monetary damages in an amount equal to the Parent Termination Fee.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provision hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

Section 8.10 Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 8.11 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

ARTICLE IX

CERTAIN DEFINITIONS

“Acquisition Agreement” shall mean any merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to an Alternative Proposal.

“ADA” shall mean the Americans with Disabilities Act.

“ADEA” shall mean the Age Discrimination in Employment Act.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitakeover Laws” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of any statute or regulation under the DGCL.

“Antitrust Laws” shall mean any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state, local or foreign.

“Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in San Francisco, California are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more shares of Company Stock or, in the case of uncertificated shares of Company Stock, each entry in the books of the Company representing uncertificated shares of Company Stock.

“Certificate of Merger” shall mean the Certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan, (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement, and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, performance awards, phantom stock, stock appreciation rights or other forms of incentive compensation, post-retirement compensation, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, termination pay, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.

“Company Bylaws” shall mean the Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date hereof.

“Company Disclosure Letter” shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employees” shall mean employees of the Company who remain with the Surviving Corporation.

“Company Financial Advisor” shall mean GCA Savvian Advisors.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Intellectual Property” shall mean Intellectual Property that is used in the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries claims rights by virtue of ownership of title to such Intellectual Property.

“Company Knowledge Person” shall mean the Persons set forth on Schedule 9.1 to the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean, with respect to the Company, any effect, change, event, occurrence, circumstance or development that is or would reasonably be expected to become materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any effect, change, event, occurrence, circumstance or development to the extent any of the foregoing results from (i) compliance with the terms and conditions of this Agreement, (ii) the announcement or pendency of the transactions contemplated by this Agreement, (iii) changes in the Company’s stock price or trading volume, in and of itself, (iv) any failure by the Company to meet published revenue or earnings projections, in and of itself (provided, however, that the exception in this clause and in clause (iii) above shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such changes has resulted in, or contributed to, a Company Material Adverse Effect), (v) changes affecting any of the industries in which the Company operates generally or the United States economy generally (which changes in each case do not disproportionately affect the Company in any material respect), or (vi) changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect the Company in any material respect).

“Company Option Plans” shall mean (i) the Company’s 2006 Equity Incentive Plan, (ii) the Company’s 1998 Directors Option Plan, (iii) the Company’s 1999 Non-Qualified Acquisition Stock Option Plan and (iv) any other compensatory option plans or contract of the Company, including option plans or contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

“Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries as presently conducted.

“Company Products” shall mean any products sold, licensed or distributed by Company or its Subsidiaries.

“Company Purchase Plan” shall mean the Company’s 1998 Employee Stock Purchase Plan.

“Company Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2005.

“Company Required Vote” shall mean the affirmative vote of the holders of a majority of the outstanding shares of Company Stock entitled to vote on the adoption of this Agreement.

“Company Restricted Stock Unit” shall mean each outstanding restricted stock unit of the Company granted under any of the Company Option Plan.

“Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider this Agreement.

“Company Stock Option” shall mean each outstanding option to purchase shares of Company Stock under the Company Option Plans.

“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, voting interest, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or which would otherwise alter the capitalization of the Company.

“Company Termination Fee” shall mean an amount in cash equal to $1,600,000.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and Thoma Bravo, Inc., dated May 1, 2008.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“Dissenter Shares” shall mean shares of Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted such shares of Company Stock in favor of the Merger and who is entitled to assert and who has properly asserted appraisal rights with respect to such shares of Company Stock pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL, and who has not effectively withdrawn or lost the right to assert appraisal rights under the provisions of Section 262 of the DGCL.

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with the Delaware Secretary, or at such later time as the parties hereto agree shall be specified in such Certificate of Merger.

“Employment Agreements” shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Claims” shall mean any and all actions, Orders, suits, demands, directives, claims, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or the exposure of any individual to any Hazardous Materials.

“Environmental Permits” shall mean all Permits required to be obtained by the Company in connection with its business under applicable Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FLSA” shall mean the Fair Labor Standards Act.

“FMLA” shall mean the Family and Medical Leave Act.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” shall mean all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other similar substances or wastes regulated pursuant to any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing; (ii) all issued patents, patent rights, and patent applications (“Patents”); (iii) all registered and unregistered copyrights, copyrightable works, copyright registrations, renewals thereof, and applications to register the same; (iv) all rights in Software; (v) all Internet domain names and Internet web-sites and the content thereof; and (vi) all confidential and proprietary information, including trade secrets, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, quality records, engineering notebooks, models, processes, procedures, drawings, specifications, designs, ingredient or component lists, formulae, plans, proposals, technical data, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information.

“IRS” shall mean the Internal Revenue Service.

“Knowledge,” or any similar expression used with respect to the Company, shall mean the actual knowledge of any Company Knowledge Person.

“Labor Laws” shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Nasdaq” shall mean The Nasdaq Stock Market.

“NLRB” shall mean the United States National Labor Relations Board.

“Open Source Software” shall mean any Software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such software or other software combined or distributed with it be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Parent Balance Sheet” shall mean Parent’s unaudited, consolidated balance sheet as of June 30, 2008.

“Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof and any amendments thereto.

“Parent Material Adverse Effect” shall mean, with respect to Parent, any effect, change, event, occurrence, circumstance or development that, individually or taken together with all other effects, changes, events, occurrences, circumstances or developments that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Parent Termination Fee” shall mean an amount in cash equal to $3,000,000.

“Paying Agent” shall mean a paying agent mutually acceptable to Parent and the Company.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Permitted Encumbrance” shall mean any of the following: (i) Encumbrances for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other statutory Encumbrances to secure claims for labor, materials or supplies, in all cases for sums not yet due and payable arising in the ordinary course of business; (iii) statutory and contractual Encumbrances to secure obligations to landlords, lessors or renters under leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) that are not in default; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation; (v) pledges and deposits to secure the performance of bids, trade contracts, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case which are not in default and are in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, that individually or in the aggregate, do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or otherwise materially impair the Company’s or any of its Subsidiaries’ operation of its business; (vii) Encumbrances the existence of which are disclosed in the Company 10-K; and (viii) Encumbrances that can be removed for a cost of less than $50,000.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including, with respect to the Company only, the Company Financial Advisor).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all related documentation, including User Documentation, user manuals and training materials, relating to any of the foregoing.

“Solvent” shall mean that, immediately following the Effective Time, Parent, the Company and their respective Subsidiaries, taken as a whole, will not (i) be insolvent or left with unreasonably small capital, (ii) have incurred debts beyond their ability to pay such debts as they mature, or (iii) have liabilities in excess of the reasonable market value of their assets.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Company, Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement, the Voting Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“User Documentation” shall mean explanatory and informational materials concerning the Company Products, in printed or electronic format, which the Company or any Subsidiary has generally released for distribution to end users with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ACRESSO SOFTWARE INC.

By:	/s/ Mark C. Bishof

Name:	Mark C. Bishof

Title:	President and Chief Executive Officer

INDIANS MERGER CORP.

By:	/s/ Mark C. Bishof

Name:	Mark C. Bishof

Title:	President

INTRAWARE, INC.

By:	/s/ Peter H. Jackson

Name:	Peter H. Jackson

Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX I

Index of Defined Terms

Defined Term	Location
Acquisition Agreement	Article IX

Alternative Proposal	Section 5.6(d)

ADA	Article IX

ADEA	Article IX

Affiliate	Article IX

Agreement	Preamble

Antitakeover Laws	Article IX

Antitrust Laws	Article IX

Associate	Article IX

Business Day	Article IX

Certificate	Article IX

Certificate of Merger	Article IX

Certifications	Section 3.8(b)

Closing	Article IX

Closing Date	Section 1.2

Code	Article IX

Common Stock	Recital A

Company	Preamble

Company Certificate of Incorporation	Article IX

Company Benefit Plan	Article IX

Company Board of Directors	Recital B

Company Bylaws	Article IX

Defined Term	Location
Company Stock	Recital A

Company Disclosure Letter	Article IX

Company Employees	Article IX

Company Financial Advisor	Article IX

Company Financial Statements	Article IX

Company Intellectual Property	Article IX

Company Knowledge Person	Article IX

Company Material Adverse Effect	Article IX

Company Material Contract	Section 3.15(a)

Company Option Plans	Article IX

Company Permits	Article IX

Company Products	Article IX

Company Purchase Plan	Article IX

Company Reports	Article IX

Company Required Vote	Article IX

Company Restricted Stock Unit	Article IX

Company Stockholders	Recital B

Company Stockholders Meeting	Article IX

Company Stock Option	Article IX

Company Stock Rights	Article IX

Company Termination Fee	Article IX

Company 10-K	Article IX

Confidentiality Agreement	Article IX

Defined Term	Location
Delaware Secretary	Article IX

DGCL	Recital A

Dissenter Shares	Article IX

Effect	Article IX

Effective Time	Article IX

Employment Agreements	Article IX

Encumbrance	Article IX

Environmental Claims	Article IX

Environmental Laws	Article IX

Environmental Permits	Article IX

Equity Financing	Section 4.5

Equity Financing Letter	Section 4.5

ERISA	Article IX

Exchange Act	Article IX

Exchange Fund	Section 2.1

Export Approvals	Section 3.23

FLSA	Article IX

FMLA	Article IX

GAAP	Article IX

Governmental Entity	Article IX

Hazardous Materials	Article IX

HSR Act	Article IX

Indemnified Persons	Section 5.10(a)

Defined Term	Location
Intellectual Property	Article IX

IRS	Article IX

Knowledge	Article IX

Labor Laws	Article IX

Law	Article IX

Letter of Transmittal	Section 2.2(a)

Liabilities	Article IX

Merger	Recital A

Merger Consideration	Section 1.4(a)

Merger Sub	Preamble

Nasdaq	Article IX

NLRB	Article IX

Open Source Software	Article IX

Option Consideration	Section 1.7(b)

Order	Article IX

Outside Termination Date	Section 7.1(f)

Parent	Preamble

Parent Bylaws	Article IX

Parent Material Adverse Effect	Article IX

Parent Termination Fee	Article IX

Patent	Article IX

Paying Agent	Article IX

Permitted Encumbrance	Article IX

Defined Term	Location
Person	Article IX

Proxy Statement	Article IX

Representatives	Article IX

Right	Recital A

Rights Plan	Recital A

SEC	Article IX

Securities Act	Article IX

Series A Preferred	Recital A

Series B Preferred	Recital A

Software	Article IX

Solvent	Article IX

Subsidiary	Article IX

Subsidiary Stock Rights	Article IX

Superior Proposal	Section 5.6(d)

Surviving Corporation	Article IX

Tax	Article IX

Tax Return	Article IX

Third Party	Article IX

Transaction Documents	Article IX

User Documentation	Article IX

Voting Agreements	Recital D

WARN	Article IX